UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 15, 2013

Date of Earliest Event Reported: November 8, 2013

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32563 (Commission File Number)	23-2956944 (IRS Employer Identification Number)
4826 Hunt Street Pryor, Oklahoma 74361 (Address of Principal Executive Offices)
(918) 825-0616 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by Orchids Paper Products Company (the “Company”), the board of directors of the Company (the “Board”) appointed Jeffrey S. Schoen as President and Chief Executive Officer of the Company, effective November 8, 2013.

In connection with the appointment, on November 8, subject to shareholder approval, the Board granted Mr. Schoen the option to purchase up to 400,000 shares of the common stock of the Company (the “Common Stock”) at the purchase price of $30.25 per share, which is the arithmetic mean between the high and low prices of such stock as reported on such date (the “Option”), subject to the terms and conditions of a Nonqualified Stock Option Agreement evidencing such grant (the “Option Agreement”). The Option shall become exercisable, if at all, when the share price of the Common Stock closes at a certain percentage of the purchase price of the Option for three consecutive business days, in accordance with the following vesting schedule, subject to Mr. Schoen being employed by the Company on such date and subject further to certain change in control provisions also described below. However, in no event shall the Option become vested prior to the date that shareholder approval is obtained:

Share price closes at or above the following percentage of the purchase price for the Option	Number of shares that become vested
115%	100,000
140%	100,000
170%	100,000
200%	100,000

Any unvested portion of the Option shall expire 5 years from the date of grant (“Option Period”), and the Option shall terminate after 10 years after date of grant. If Mr. Schoen’s employment terminates within 12 months following a change in control and such termination date is within the Option Period, the Option will immediately become 100% vested for the total number of shares to which the Option relates.

The Option is granted in connection with a stand-alone stock Option Agreement unrelated to the Company’s existing Stock Incentive Plan. As such, the Company’s stockholders must approve the grant of the Option and Option Agreement before any shares of the Company’s common stock can be vested or issued thereunder. The Option is not exercisable and will expire and become null and void in its entirety, unless it is approved by the stockholders of the Company on or before September 30, 2014.

On November 14, 2013, the Board, at the recommendation of the Compensation Committee, approved the following key terms for Mr. Schoen’s employment agreement, the form of which is being finalized:

•	An initial base salary of $400,000 per annum, subject to annual review and increase at the discretion of the Compensation Committee.

•	Eligibility to earn annual performance bonuses in an amount up to 100% of then current base salary (target bonus of 60% of base salary) based on achievement of such targets as shall be established in accordance with the Company’s annual bonus program, and prorated as necessary for any partial year.

•	A bonus payment of $50,000 upon the vesting of any tranche of the Option.

•	The cost of reasonable temporary living in the Tulsa, Oklahoma area for up to 12 months.

•	Reimbursement of certain relocation costs.

•	If employment is terminated without “Cause” or with “Good Reason” within 12 months following a change in control, then subject to execution of a release agreement: (a) all earned and accrued but unpaid base salary, and (b) severance consisting of an amount equal to 2 years of base salary plus an amount equal to twice the average of the annualized previous two bonus payments, payable in one lump sum.

•	If employment is terminated without Good Reason within 12 months following a change in control, then subject to execution of a release agreement: (a) all earned and accrued but unpaid base salary, and (b) severance consisting of an amount equal to 2 years of base salary payable in one lump sum.

•	Upon death or disability: (a) all earned and accrued but unpaid base salary, and (b) pro-rated bonus.

•	Restrictive covenants relating to participation in a competing business and solicitation of customers, suppliers or employees of the Company.

•	All payments under the employment agreement will be intended to be exempt from Section 409A as short-term deferrals.

The foregoing description of the terms and provisions of Mr. Schoen’s employment agreement is fully qualified by reference to the final, fully executed agreement, such agreement to be filed as an amendment to this Current Report on Form 8-K or with the Company’s subsequent Annual Report on Form 10-K.

Mr. Schoen has been a director of the Company since 2007 and Chairman of the Board from May 2013 until November 4, 2013. Prior to serving as a director of the Company, Mr. Schoen served as Executive Vice President of Cumberland Swan, Inc., a private label manufacturer of personal care products, from 2002 through 2006. From 1993 through 2002, Mr. Schoen was employed by Paragon Trade Brands, a private label manufacturer of disposable diapers and training pants, last serving as Vice President of Operations. There are no family relationships between Mr. Schoen and any of the Company’s current executive officers and directors. Except for his employment agreement to be entered into and compensation previously provided by the Company to Mr. Schoen as a director, Mr. Schoen is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K.

Item 8.01.   Other Events.

On November 14, 2013, the Company announced that at a regularly scheduled meeting of the Board of Directors (the “Board”), the Board authorized a quarterly cash dividend of $0.35 per outstanding share of the Registrant’s common stock. The dividend will be paid to stockholders of record at the close of business on December 2, 2013. The Registrant expects to pay this dividend on December 16, 2013. A copy of the press release issued by the Registrant on November 14, 2013 is filed herewith as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: November 15, 2013	By:	/s/ Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Press Release, dated November 14, 2013, regarding quarterly dividend.